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                                                                  Exhibit (d)(2)

                           [LETTERHEAD OF KENETECH]

                                 June 29, 2000

ValueAct Capital Partners
One Maritime Plaza, Suite 1400
San Francisco, CA 94111

Ladies and Gentlemen:

    In connection with your possible interest in a merger or other transaction (the "Transaction") involving KENETECH Corporation (the "Company"), you have requested that the Company furnish you or your representative with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents to you or your directors, officers, employees, representatives (including without limitation, financial advisors, attorneys and accountants) agents or your potential sources of financing for the Transaction (collectively, "your Representatives"), and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information, is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in contravention of this letter agreement (the "Agreement"), or
(ii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or its representatives) which, to the best of your knowledge, is not prohibited from disclosing such information to you by a legal contractual or fiduciary obligation to the Company.

    Accordingly, you hereby agree that:

    1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 4 below), without the Company's prior written consent disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this Agreement. You will cause your Representatives to observe the terms of this Agreement, and you will be responsible for any breach of the Agreement by any of your Representatives.

    2. You hereby acknowledge and agree that all of the Information is being disclosed solely for the purpose of enabling the parties to conduct the discussions relating to the
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June 29, 2000
Page 2
Transaction, and is to be used by you and your Representatives only in such limited manner as is permitted by the provisions of this Agreement.

    3. You and your representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 4 below), without the Company's prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction.

    4. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process or securities exchange rule to disclose any of the Information, you will notify the Company promptly so that the Company may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this Agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

    5. If you determine not to proceed with the Transaction, you will promptly inform the Company of that decision and, in that case, and at any time upon the request of the Company or any of our Representatives, you and your Representatives will (a) destroy or return to the Company all materials which contain Information, and agree that you and your Representatives will not retain any copies thereof except that each of you and your Representatives shall be entitled to retain and need not deliver to the Company any models, compilations, studies, forecasts or other documents prepared by you, subject to the continuing obligation to maintain the confidentiality thereof, and (b) deliver a certificate of an appropriate executive officer certifying that all such Information within your possession or control or the possession or control of your Representatives has been destroyed or returned and that no such Information has been retained. Any oral Information will continue to be subject to the terms of this Agreement.

    6. You understand and agree that none of the Company, its affiliates or representatives make any representations or warranties, express or implied, with respect to any of the Information. You also agree that none of the Company, its affiliates or representatives shall assume any responsibility or have any liability to you or your Representatives resulting from the selection or use of the Information by you or your Representatives.

    7. You agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a final definitive agreement relating thereto (a "Transaction Agreement"). You also agree that unless and until you and the Company shall have executed and delivered a Transaction Agreement, neither you nor the Company will be under any obligation of any kind
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June 29, 2000
Page 3

whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time.

    8. You agree that, for a period of three years from the date of this Agreement, you, your Representatives, affiliates, associates, and all other persons acting in concert with you or under your control or direction shall not, without the prior written consent of the Company: (a) acquire, enter into any option to acquire, offer to acquire, agree to acquire, become the record, legal or beneficial owner of or obtain any right in respect to any securities of the Company, by purchase, exchange or otherwise or take any action in furtherance thereof, or (b) participate in any proxy solicitation or become a member of any "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") or the rules and regulations of the Securities Exchange Commission promulgated thereunder, with respect to the Company or any Company securities. As used herein, the terms "affiliate" and "associate" shall have the meanings given such terms in Rule 12b-2 of the Exchange Act, and the term "person" shall mean any individual, partnership, corporation, group (as defined above), syndicate, trust or any other association or entity.

    9. You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this Agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of injunctive relief in our favor without proof of actual damages. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final nonappealable order that this Agreement has been breached by you or by your Representatives, then you will reimburse the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

    10. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

    11. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between residents of the State and executed in and to be performed in that State. Any action, suit or proceeding in respect of or arising from or out of this Agreement must be prosecuted in the Delaware Court of Chancery, and the parties hereto consent to the exercise of jurisdiction over its person by the Delaware Court of Chancery and consent to service of process by registered mail in connection with any such action, suit or proceeding.

    12. This Agreement contains the entire agreement between the parties concerning the confidentiality of the Information, and no modifications of this Agreement or waiver of the terms

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June 29, 2000
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and conditions hereof will be binding upon the parties, unless approved in writing by each of the parties.

    Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                              Very truly yours,

                              KENETECH CORPORATION


                              By: /s/ Mark Lerdal
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                                Mark D. Lerdal
                                President and Chief Executive Officer



Accepted and Agreed as of the 29th day
of June, 2000

ValueAct Capital Partners

By: /s/ Jeffrey W. Ubben
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Name: Jeffrey W. Ubben
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Title: Managing Partner
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